EXHIBIT 10.22

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Employment Agreement” or “Agreement”), dated this 22nd day of December 2005, is by and between eLinear, Inc., a Delaware corporation, Houston, Texas (the “Company”), and Michael Lewis (the “Executive”) an individual, for employment beginning January 1, 2006 (the “Commencement Date”).

WHEREAS, the Executive is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1. Term of Agreement. Subject to the terms and conditions hereof, the term of employment of the Executive under this Employment Agreement shall be for the period commencing on the Commencement Date and terminating two (2) years from the Commencement Date, unless sooner terminated in accordance with the provisions of Section 6 hereof. (Such term of employment is herein sometimes called the “Employment Term”). Company may, at its sole discretion, extend this contract for additional one-year periods.

2. Employment. As of the Commencement Date, the Company hereby agrees to employ the Executive as Chief Executive Officer and President of eLinear, Inc. with such duties as assigned from time to time by the Company’s board of directors, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

3. Duties and Responsibilities.

(a) Duties. Executive shall perform such duties as are usually performed by a Chief Executive Officer and President, with such duties as assigned from time to time by the Company of a business similar in size and scope as the Company and such other reasonable additional duties as may be prescribed from time-to-time by the Company’s board of directors, which are reasonable and consistent with the Company’s operations, taking into account Executive’s expertise and job responsibilities. This agreement shall survive any job title or responsibility change. All actions of Executive shall be subject and subordinate to the review and approval of the board of directors of the Company. The board of directors of the Company shall be the final and exclusive arbiter of all policy decisions relative to the Company’s business (including its subsidiaries).

(b) Devotion of Time. During the term of this agreement, Executive agrees to devote his exclusive and full-time service during normal business hours to the business and affairs of the Company (including its subsidiaries) to the extent necessary to discharge the responsibilities assigned to Executive and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement it shall not be a violation of this Agreement for Executive to manage personal investments or companies in which personal investments are made so long as such activities do not significantly interfere with the performance of Executive’s responsibilities with the Company and which companies are not in direct competition with the Company.

4. Compensation and Benefits During the Employment Term.

(a) Salary. For the initial two year period of this agreement, Executive will be compensated by the Company at an annual base salary of $150,000, from which shall be deducted income tax withholdings, social security, Medicare and other customary employee deductions in conformity with the Company’s payroll policy then in effect.

(b) Bonuses. Executive shall also be entitled to receive bonuses as per the following schedule:

Performance Bonuses for fiscal 2006 based on board of directors and senior management approved 2006 Business Model
Assumption: eLinear achieves breakeven or profitability in 2006 with a cumulative net operating loss not to exceed $900K by the end of fiscal 2006 (December 31, 2006). All Performance Bonuses are based on closing of all accounts and adjustments subject to eLinear’s audited financial statements. All Performance Bonuses are payable in eleven monthly installments beginning the first month after the completion of the audit for fiscal 2006..

Incremental Bonuses for achieving major milestones in fiscal 2006:

Measurement        Bonus
Achieve no greater than $900K net operating loss in 2006  $25,000
Achieve breakeven net operating income (loss) in fiscal 2006        $75,000
Achieve $500K net operating income in fiscal 2006   $50,000
Achieve greater than $500K net operating income in 2006  5% of excess

(c)
Option. The Executive shall receive 200,000 incentive stock options exercisable at $0.50 per share. Vesting of the options shall follow the vesting schedule in accordance with Section (e), provided that no vesting shall occur unless Executive is employed by the Company on the respective vesting date; provided further that if the Company terminates the Executive during the Employment Term for any reason other than for Cause, for vesting calculation purposes, the options due the Executive at year-end will be prorated in relation to the date of Executive’s employment termination and such prorated amount will vest immediately at the date of Executive’s employment termination. For the avoidance of doubt, if Executive is terminated for Cause, resigns, or dies; Executive will not be entitled to any prorated vesting as set forth in the previous sentence. In addition, if Executive is terminated for any reason, resigns, or dies this option shall expire on the earlier of: (i) four years from the date hereof, or (ii) ninety days from the date of the termination, resignation, or death. The option shall be evidenced by an option agreement, shall expire in five years, and shall be subject to the terms of the Company’s existing Stock Option Plans. The term of the option is not intended to extend or otherwise modify the Employment Term.

(e)  Options and Vesting Schedule

75,000  Incentive stock options  1/01/06
75,000  Incentive stock options  1/01/07
12,500  Incentive stock options  1/01/07
12,500  Incentive stock options  1/01/08
12,500  Incentive stock options  1/01/09
12,500  Incentive stock options  1/01/10

5.  Change of Control

In the case of a change of control of the Company, all unvested options, those described in paragraph 4(c) and any others granted since the effective date of this Agreement, shall be accelerated and will vest immediately. Change of control is defined as the sale of over 50.1% of eLinear common stock to a single entity, whereby the single entity owns in excess of 50.1% of eLinear common stock immediately after the sale of the eLinear common stock.

6. Termination

(a) Executive's employment under the Agreement may be terminated under any of the following circumstances:

(i)  Immediately by the Company, upon the death of Executive.

(ii)  By the Executive at any time, upon 14 days written notice.

(iii)  Immediately, upon written notice by the Company for Cause which for purposes of the Agreement shall be defined as (i) Executive's willful and persistent inattention to his reasonable duties which amounts to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) Executive's willful breach of any term or provision of the Agreement which breach shall have remained substantially uncorrected for 15 days with an opportunity to cure following written notice to the Executive; or (iii) the commission by Executive of any act or any failure by Executive to act involving criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Company.

(b) Effects of Termination. In the event that the Agreement is terminated pursuant to Section 6(a) or upon expiration of the term of the Agreement, neither the Executive nor the Company shall have any further obligations hereunder except for (a) obligations occurring prior to the date of termination, and (b) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of the Agreement.

(c) Severance Pay. In the event Executive is terminated without Cause on or prior to June 30, 2006, Executive will receive $37,500 payable in three equal monthly installments of $12,500 beginning on the date of termination. In the event Executive is terminated after June 30, 2006 and through December 31, 2007 without cause, Executive will receive $75,000 payable in six equal monthly installments of $12,500 beginning on the date of termination.

For fiscal 2008, in the event that the Company chooses not to exercise its option to extend this agreement the Company must give ninety (90) days written advance notice to Executive of its intentions not to renew this agreement or it will automatically renew for a one (1) year period through the end of fiscal 2008.

7.  Revealing of Trade Secrets, etc. Executive acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Employment Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain through no fault of Executive, or (c) information required to be disclosed by law.

8. Non-Competition Agreement. As part of the consideration for the compensation and benefits to be paid and extended to Executive hereunder, and as an additional incentive for the Company to enter into this employment relationship, Executive agrees to the non-competition provisions of this section.

(a) Executive hereby agrees that for a period commencing on the date hereof and ending one (1) year following the termination of Executive’s employment with the Company for whatever reason, he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for, or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the business of technology consulting and IT equipment sales within Harris County (the “Territory”).

(b) Restrictions on Future Employment. Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses in the Territory during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits (e.g., high remuneration during the term of the Agreement and access to certain confidential and proprietary information and trade secrets) under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this section by Executive, and Company or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this section by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of this section, but shall be in addition to all remedies available at law or in equity to Company or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

(c) Acknowledgement by Parties. It is expressly understood that the restrictions contained in this section are related to and result from the agreements of the Company and Executive in this section and it is agreed that the Company and Executive consider the restrictions contained in this section to be reasonable and necessary to protect the confidential and proprietary information and trade secrets of the Company and its subsidiaries and affiliates.

9. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to Section 7 and 8 of this Agreement shall survive such termination.

10. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Executive. This Agreement shall not be amended except by a written instrument duly executed by the parties.

11. Severability; Construction. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally; or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested; or one (1) day after dispatch by overnight courier service; in each case, to the party to whom the same is so given or made:

If to the Company addressed to:

eLinear, Inc.
2901 West Sam Houston Parkway North, Ste. E-300
Houston, Texas 77043
Attn: Chairman of the Board

If to Executive addressed to:

Michael Lewis
15321 Colwyn Lane
Houston, TX. 77040
_________________

or to such other address as the one party shall specify to the other party in writing.

13. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

14. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

15. Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Executive          eLINEAR, INC.

_/s/ Michael Lewis______________    _/s/ Carl A. Chase_____________
Michael Lewis      Carl A. Chase, Chairman of the Board

_/s/ J. Leonard Ivins ___________
J. Leonard Ivins, Chairman of the Compensation Committee